Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of November 25, 2015, (this “Agreement”), is made and entered into by and among The Brace Shop, LLC, a Florida limited liability company (the “Company”), Mrs. Lynne Shapiro (the “Seller”) and VeriTeQ Corporation, a Delaware corporation (“Buyer”).

P R E M I S E S:

WHEREAS, the Buyer is engaged in the business of being a medical technology holding company (such business as conducted by the Buyer being hereinafter referred to as the “Business”);

WHEREAS, the Seller is the record and beneficial owner of all of the issued and outstanding membership interests, which membership interests are the only securities of the Company issued and outstanding (the “Stock”); and

WHEREAS, Buyer wishes to purchase all of the Stock from Seller and Seller wishes to sell all of the Stock to Buyer, all pursuant to the terms, conditions, limitations and exclusions contained herein.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.1          Defined Terms. The following terms shall have the following meanings in this Agreement:

“Affiliate” means, with respect to any specified Person, (a) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (b) any other person which is a director, officer or general partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, of the specified Person, (c) another Person of which the specified Person is a director, officer or general partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (d) another Person as to which the specified Person serves as trustee or in a similar capacity, or (e) any relative or spouse of the specified Person within the first degree of consanguinity, and to the extent they share a common household with the specified Person, any relative of such spouse or any spouse of any such relative.

“Assets” means the interest of the Buyer, the Seller and/or the Company (as the case may be) in all the tangible and intangible assets owned by or leased or licensed to the Buyer on the Closing Date.

“Audit” means any audit, assessment of Taxes, any other examination or claim by any Tax Authority, judicial, administrative or other proceeding or litigation (including any appeal of any such judicial, administrative or other proceeding or litigation) relating to Taxes and/or Tax Returns.

“Business Day” means any day other than any Saturday or Sunday or any other day on which banks located in New York, New York generally are closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Closing” means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article VIII hereof.

“Code” means the Internal Revenue Code of 1986, as amended to the date hereof.

“Confidential Information” shall mean (a) all of the Seller’s technical, commercial, marketing, strategic, business or other information, data, plans and material of the kind either identified as confidential or proprietary or which a reasonable person would recognize to be confidential or proprietary, either from its nature or the manner of its disclosure, or which has not entered the public domain and (b) the terms and provisions of this Agreement and any other material information relating to this Agreement or the transactions contemplated hereunder.

“Consents” means the consents of third parties necessary or advisable to consummate the transactions contemplated hereby.

“Contract” means any agreement, written or oral (including any amendments and other modifications thereto), to which the Buyer is a party or is bound.

“Encumbrance” means any lien, mortgage, pledge, right of 1st refusal, pre-emptive right, claim, security interest, imperfection in title or other third party right or interest of any kind whatsoever, or restrictive agreement, conditional sales agreement, option, encumbrance or charge of any kind whatsoever.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any (a) federal, state, local or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal); (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, arbitration, mediation or taxing authority or power of any nature; (d) any self regulatory body including, but not limited to, FINRA or (e) official of any of the foregoing.

“Hazardous Substances” shall mean any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, including, without limitation, (a) any “hazardous substance,” “pollutants,” or “contaminant” (as defined in Sections 101(14) and (33) of CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. § 302, each as of the date of this Agreement; (b) any substance that is, as of the date of this Agreement, designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251, 1321(b)(2)(A)) (“FWPCA”); (c) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901, 6921) (“RCRA”) as of the date of this agreement; (d) substances containing petroleum, as that term is defined in Section 9001(8) of RCRA, as of the date of this Agreement; (e) toxic pollutant that is listed, as of the date of this Agreement, under Section 307(a) of FWPCA; (f) hazardous air pollutant that is listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. §§ 7401, 7412) as of the date of this Agreement.

“Knowledge” shall mean the actual knowledge of the party to whom such knowledge is imputed or the knowledge of the party after reasonable due inquiry and investigation, including inquiry of any employees of the Buyer, the Seller and/or the Company (as the case may be) that have responsibility for such matter. For the purposes of this definition, any applicable party shall be deemed to have knowledge of information in documents that are or have been in his possession (including in electronic format).

“Law” means any law, rule or regulation of any Governmental Entity.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Related Document” shall mean any document attached as an exhibit hereto or required of the Seller or Buyer as a condition to closing under Articles VII and VIII hereof.

“Release” shall mean any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, including the definitions given to any of such terms under CERCLA or any other environmental Law.

“Securities” shall mean, collectively, Unit One, Unit Two, the Goldenshare and the shares of Common Stock issued or issuable pursuant to the conversion or exercise of each of the foregoing.

“Subsidiary” shall mean, with respect to any entity of which a majority of the voting power or equity interest is owned, directly or indirectly, by another entity.

“Tax” shall mean any federal, territorial, state, county, local, or foreign income, gross receipts, license, payroll, wage, employment, excise, utility, communications, production, occupancy, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, capital levy, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, real property gains, recordation, business license, workers’ compensation, Pension Benefit Guaranty Corporation, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax, fee, charge, premium, imposition of any kind whatsoever, in effect as of the date of this Agreement, however denominated, imposed by any Tax Authority, including, without limitation, the Commonwealth of Puerto Rico, together with any interest, penalties or other additions to tax and any interest on any such interest, penalties and additions to tax payable in respect thereof.

“Taxable Period” means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation of any Tax Authority.

“Tax Authority” shall mean the Internal Revenue Services (“IRS”) and any other federal, territorial, state, local or foreign authority responsible for the administration and/or collection of any Taxes.

“Tax Laws” shall mean the Code, and any other federal, state, county, local or foreign laws related to any Tax, as well as any regulations, administrative pronouncements, rules or requirements pursuant thereto, each as in effect and applicable to the warranting party as of the date of this Agreement.

“Tax Returns” shall mean reports, estimates, declarations of estimated tax, information statements and returns, including information returns or reports with respect to backup withholding and other payments to third parties, relating to or required to be filed with any Tax Authority by any Tax Law in connection with any Taxes.

Article II

PURCHASE AND SALE OF STOCK

2.1           Purchase and Sale of Stock. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall purchase and acquire from Seller, and Seller shall sell, transfer, assign, convey and deliver to Buyer, all right, title and interest in and to the Stock, free and clear of any Encumbrance. At the Closing, the Seller shall deliver to Buyer the Stock, along with appropriate transfer instruments executed by the Seller.

2.2          Purchase Price. The purchase price that Buyer shall pay Seller for the Company (the Purchase Price”) shall be, and shall be payable, as follows:

(a)           Cash. On the date hereof, Buyer will pay to the Seller an amount in cash equal to One Hundred and Twenty Five Thousand Dollars ($125,000), by wire transfer of immediately available funds to an account(s) designated by Seller. On the Business Day immediately following the date that the first draft of the Current Report on Form 8-K (which such draft shall include a draft of the requisite audited financial statements, together with the footnotes thereto, unaudited financial statements and pro forma financial statements) required to be filed with the Securities and Exchange Commission (the “SEC”) to report the closing of the transaction contemplated by this Agreement (the “Super 8-K”) has been prepared, Buyer will pay to the Seller an amount in cash equal to Sixty Two Thousand Five Hundred Dollars ($62,500). On the Business Day that the Current Report on Form 8-K required to be filed to report the closing of the transaction contemplated by this Agreement has been filed with the SEC, Buyer will pay to the Seller an amount in cash equal to Sixty Two Thousand Five Hundred Dollars ($62,500). Each such payment made pursuant to this Section 2.2(a) shall be considered a “Cash Payment,” and collectively referred to as “Cash Payments”.

(b)           Equity. At the Closing, Buyer will issue two units of its Series A Convertible Preferred Stock of Buyer (“Preferred Stock”). The first unit of Preferred Stock (“Unit One”) will be issued to the Company, and be convertible into 84.9% of the issued and outstanding capital stock of Buyer on a fully-diluted basis, and will be convertible into shares of common stock, par value $0.0001 per share, of the Buyer (the “Common Stock”), beginning on the six month anniversary of the date of its issuance. In addition, Seller shall receive a goldenshare in the form of a warrant (“Goldenshare”), which will be exercisable for that number of shares of Common Stock required to insure that Unit One shall always be convertible into an aggregate of 84.9% of the then fully-diluted issued and outstanding capital stock of Buyer. The second unit of Preferred Stock (“Unit Two”) will be issued to Scott R. Silverman, and be convertible into 3.9% of the issued and outstanding capital stock of Buyer on a fully-diluted basis, and will be convertible into Common Stock beginning on the six month anniversary of the date of its issuance. The Securities shall bear such restrictive legends as are required under applicable Law.

2.3         Purchase Price Allocation; Withholding. Buyer, Seller and the Company agree to the allocation of the Purchase Price (including as appropriate any assumed liabilities) among the assets of Seller as set forth on Schedule 2.3 hereof, which is prepared in accordance with Section 1060 of the Code and applicable regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate). The parties shall report for all Tax Law purposes and file all Tax Returns (including but not limited to IRS Form 8594) in a manner consistent with such allocation and shall take no Tax position inconsistent or contrary thereto.

  Article III

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  Article IV

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    Article V

COVENANTS OF BUYER

5.1          Pre-Closing Covenants. Except as contemplated or required by this Agreement, commencing on the date hereof until the Closing Date, Buyer shall operate the Business in the ordinary course of business in accordance with past practices; provided, however:

(a)          Negative Covenants. Buyer shall not, without the prior written consent of Seller:

(i)           General. Take any action referenced in Section Error! Reference source not found. hereof;

(ii)          Compensation. Except as contemplated herein, (A) increase the compensation of any person employed by the Buyer, (B) pay or grant bonuses or other benefits payable or to be payable to any person employed by the Buyer, or (C) enter into any employment, severance or similar agreement with any employee of the Buyer which does not by its terms terminate, or cannot be terminated or satisfied by the Buyer without premium or penalty, prior to or at the Closing;

(iii)        Dividends, Distributions. (A) Declare, set aside or pay any dividend or distribution that is payable in cash, stock, membership interests or other property with respect to the Buyer; (B) redeem, purchase or otherwise acquire directly or indirectly any shares or membership interests of the Buyer, or any other securities thereof or any rights, warrants, or options to acquire any such shares or other securities; (C) authorize for issuance, issue, sell, pledge, deliver or agree to commit to issue, sell or pledge (whether through the issuance or granting of any options, warrants, calls, subscriptions, equity appreciation rights or other rights or other agreements) any equity or debt securities of the Buyer, or any other securities that are convertible into or exchangeable for shares or membership interests of any class of the Buyer; or (D) split, combine or reclassify the outstanding shares or membership interests of the Buyer, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of any equity securities of the Buyer; or

(iv)         No Inconsistent Action. Take any action, or fail to take any action, which is inconsistent with their obligations hereunder or which could reasonably be anticipated to hinder or delay the consummation of the transaction contemplated by this Agreement. Such inconsistent action shall include, but is not limited to, the following: (a) failing to preserve substantially the relationships with the employees, suppliers and customers of the Buyer, except in the ordinary course of business; (b) failing to perform, in all material respects, any required obligations pursuant to any Contracts, leases or permits; (c) failing to comply with all applicable Laws; (d) failing to confer with Seller regarding operational matters of a material nature; (e) failing to report periodically to Seller regarding the status and results of business operations; (f) adopting any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Buyer; or (g) settling or compromising any claim or action against the Buyer.

(b)          Affirmative Covenants. Buyer shall do the following:

(i)           Access to Information. From the date hereof through the Closing Date, the Buyer shall give Seller and its representatives reasonable access during normal business hours to all properties, facilities, personnel, books, contracts, leases, commitments and records, and during this period the Buyer shall furnish Seller with all financial and operating data and other information as to the Business and its assets, properties, rights and claims, as Seller may from time to time reasonably request. In particular, the Buyer shall (A) afford to the officers, employees, directors, attorneys, accountants, appraisers and other authorized representatives of Seller reasonable access, during normal business hours, to the offices, plants, properties, books and records of the Buyer in order that Seller may have full opportunity to make such legal, financial, accounting, environmental and other reviews or investigations of the Business and the Assets as Seller shall desire to make, and (B) use its commercially reasonable efforts to cause its independent public accountants to permit Seller’s independent public accountants to inspect their work papers and other records relating to the Business and its Assets;

(ii)          Preservation of Business. Use commercially reasonable efforts to maintain and preserve the Assets and the Business, and maintain and preserve consistent with the ordinary course of business, the goodwill of and present relationships with suppliers, advertisers, customers and others having business relations with the Buyer;

(iii)         Notification. Promptly notify Seller in writing of the following:

(A)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(B)          any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement;

(C)           any notice or other communication from any governmental entity with respect to condemnation proceedings and fees to be paid to the Buyer in connection therewith;

(D)          any actions, suits, claims, investigations or proceedings commenced or threatened, relating to or involving or otherwise affecting the Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed in the Schedules hereto or that relate to the consummation of the transactions contemplated by this Agreement;

(E)           without prejudice to the termination rights of the parties hereunder, the occurrence, or failure to occur, of any condition, event or development that (1) causes any representation or warranty of the Seller and/or the Buyer contained in this Agreement to be untrue or inaccurate, at any time from the date hereof to the Closing Date, or (2) would have been required to be set forth or described in the Schedules hereto if existing or known at the date of this Agreement; and

(F)           any failure on the part of the Seller or the Buyer to comply with or perform in any respect any agreement or covenant to be complied with or performed by it or them hereunder; provided that the delivery of any notice pursuant to this Section 5.1(b)(iii) shall not limit or otherwise affect the remedies available hereunder to Buyer; and

(iv)         Supplemental Disclosure. Provide information in writing to Seller with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth in a Schedule to, or representation or warranty set forth in, this Agreement; provided that no such information shall constitute an amendment of such Schedule or of any statement, representation or warranty in this Agreement and shall not cure any breach of any representation or warranty made in this Agreement for purposes of indemnification of Seller by the Buyer under Article X hereof.

  Article VI

SPECIAL COVENANTS AND AGREEMENTS

6.1           Fees and Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives; provided that expenses of the Buyer incurred up to and through the Closing and after as they relate to the Closing and/or this Agreement shall be paid by the Buyer.

6.2           Announcements. Commencing on the date hereof, neither Buyer, Seller nor the Company shall make any public announcement or press release concerning the transactions contemplated hereby without the written consent of the other Parties, except as required by Law.

6.3           Cooperation. Buyer, Seller and the Company shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as a part of their respective obligations under this Agreement, including, but not limited to, the obtaining of Consents. After the Closing, the Seller, the Company and Buyer shall take such actions, and shall execute and deliver to any other party such further documents as, in the reasonable opinion of counsel for such other party, may be necessary to ensure, complete and evidence the full and effective consummation of the transactions contemplated by this Agreement.

6.4          Litigation Support. In the event and for so long as Buyer, Seller and the Company is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Buyer, the Seller or the Company, Buyer, the Company and Seller will cooperate in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

6.5          Tax Covenants.

(a)           Tax Indemnification. Buyer shall indemnify the Company and Seller, and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Buyer for all Taxable Periods ending on or before the Closing Date (“Pre-Closing Tax Periods”) and the portion of all Taxable Periods that includes (but does not end on) the Closing Date (such period a “Straddle Period”) to the extent such Taxes are allocable to the portion of such period occurring on or before the Closing Date, and (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Buyer (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, which are attributable to the Pre-Closing Tax Period (all such Taxes listed in this sentence being “Pre-Closing Taxes”). In the case of any Straddle Period, the amount of any Pre-Closing Taxes (i) based on or measured by income, receipts, or payroll of the Buyer shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) the amount of other Pre-Closing Taxes of the Buyer shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(b)           Tax Returns. Buyer shall duly prepare, or cause to be prepared, and timely file, or cause to be timely filed, solely at Buyer’s expense, all Tax Returns required to be filed by the Buyer for any Pre-Closing Tax Period (“Pre-Closing Tax Returns”). All Pre-Closing Tax Returns shall be prepared in accordance with historic practices of the Buyer, to the extent permitted by applicable Law. To the extent permitted by applicable Law, the Seller shall include any income, gain, loss, deduction or other Tax items for any Pre-Closing Tax Period on their Tax Returns in a manner consistent with the schedules furnished by the Buyer to Seller for such periods. Buyer shall be solely liable for any and all late filing fees, interest or penalties incurred as a result of the late filing of any Pre-Closing Tax Return. Buyer shall permit Seller to review and comment on each Pre-Closing Tax Return prior to filing and shall make such revisions to such Pre-Closing Tax Returns as are reasonably requested by Seller. Buyer shall duly prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns required to be filed by the Buyer for any Straddle Period (“Straddle Tax Return”) and for any Taxable Period beginning after the Closing Date (a “Post-Closing Tax Period” and such returns “Post-Closing Tax Returns”). The cost of preparing all Straddle Tax Returns and Post-Closing Tax Returns shall be borne by the Buyer. Buyer shall permit Seller to review and comment on each Straddle Tax Return prior to filing.

(c)           Cooperation on Tax Matters. Buyer, Seller and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with Tax matters (including, without limitation, any Audit) involving the Buyer. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to such Audit. Buyer shall not dispose of any records relating to Taxes paid or payable by the Buyer and which are attributable to Pre-Closing Tax Periods prior to the later of six (6) months after the expiration of the applicable limitations period on assessment with respect to any such Taxes, or the final resolution of all Audits or litigation initiated prior to the expiration of the applicable limitations period.

(d)           Audits. With respect to Audits relating to Pre-Closing Tax Periods (a “Pre-Closing Audit”) the Seller shall control (at the Buyers’ sole cost and expense) all proceedings and may take any action (or decline to take any action) with respect to any Pre-Closing Audit in the sole discretion of the Seller, provided that any such action (or inaction) does not increase the Tax liability of the Buyer for any Straddle Period or any Post-Closing Tax Period. In the event that such action or inaction would increase the Tax liability of the Buyer for any Straddle Period or any Post-Closing Tax Period, then no such action or inaction may be implemented or effectuated without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed). Buyer shall furnish Seller with the usual form of power of attorney (Form 2848 or similar state or local form) and provide to Seller such records and information as may be necessary for Seller to control any Pre-Closing Audit proceeding.

(e)           Section 338(h)(10) Election. Seller shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under any other comparable provision of applicable Tax Law) with respect to the purchase and sale of the Stock hereunder (“338(h)(10) Election”). Seller shall include any income, gain, loss, deduction, or other Tax item resulting from the 338(h)(10) Election on their Tax Returns to the extent required by applicable Tax Law.

(f)           Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(g)           Status. Prior to the Closing Date, Buyer shall maintain its respective classification under the Code and applicable Tax Law as an association taxable as a corporation and shall not take or allow any action that would change the tax classification of Buyer.

6.6          Confidentiality Obligations.

(a)           Except as necessary for the consummation of the transactions contemplated hereby, each party hereto shall keep confidential any materials and information that are obtained from the other party in connection with the transactions contemplated hereby, except to the extent that such materials or information have become or become publicly available; are or become readily available to the industry; have been obtained from independent sources; were known to such party on a non-confidential basis prior to disclosure to such party by the other party; or are required to be disclosed to or by order of a governmental agency or a court of law or otherwise required by law to be disclosed. In the event that this Agreement is terminated pursuant to Section 9.1, each party will return to the other party all documents, work papers and other written material obtained by it in connection with the transaction contemplated hereby, and Buyer shall not use any of the information and or documents that it has obtained or developed from the Seller during its due diligence to compete with the Seller.

(b)           Buyer expressly acknowledges that the covenants contained in Section 6.6, are integral to the sale by Seller of the Stock and that without the protection of such covenants, Seller would not have entered into this Agreement, that the consideration received by Seller bears no relationship to the damages Seller may suffer in the event of any breach of any of the covenants of Section 6.6. If this Section 6.6 shall nevertheless for any reason be held to be excessively broad, it shall be enforceable to the extent compatible with applicable Laws that shall then apply. Buyer hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate Seller in connection with an actual or threatened breach by it of the provisions of this Section 6.6. Accordingly, Buyer hereby expressly waives all rights to raise the adequacy of Seller’s remedies at law as a defense if Seller seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 6.6. In addition, Seller shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 6.6.

(c)           Buyer hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the confidentiality covenants in this Section 6.6 should such enforcement ever become necessary.

6.7          No Debt Payments in Cash. With regard to all debt instruments and/or debt of the Buyer issued by the Buyer on or prior to the date hereof (“Old Buyer Debt”), all payments required to be made in accordance with the Old Buyer Debt shall only be made in shares of Common Stock of the Buyer, and not with cash or cash equivalents on terms and conditions satisfactory to the Buyer.

6.8          Sands Consults. SCS, LLC shall be due a cash fee of $50,000, payable by Buyer at Closing. The Buyer shall secure the $50,000 cash fee referenced in this Section 6.8 by obtaining financing from the Buyer’s existing and/or prior investors and/or lenders. In addition to the cash fee referenced herein, Buyer shall, at Closing, issue to SCS, LLC a warrant to purchase a number of shares of Common Stock of Buyer equal to 2.99% of the issued and outstanding Common Stock of Buyer on the Closing Date. Such warrant shall have a three-year term, an exercise price of $0.01, and provide for the ability to exercise such warrant on a cashless basis during the entire term of the warrant.

6.9         D/O Insurance, Etc. The Company’s organizational documents provide statutory indemnification to, among others, all of the Buyer’s officers and directors immediately prior to the Closing and the Buyer hereby agrees to maintain either the current, or similar, directors’ and officers’ liability insurance for no less than the one (1) year period from the Closing Date naming all of the Pre-Closing Persons as beneficiaries.

6.10        Currently Outstanding Securities; Registration Statement on Form S-8. All employee stock options, restricted stock, preferred stock (as converted if appropriate) and other securities of the Buyer shall remain in place on the terms set forth in each of such securities, except that all options warrants and shares of preferred stock shall be converted to Common within six months of Closing or canceled. Buyer, in its sole discretion as soon as practicable, shall prepare, file and have declared effective by the SEC a Registration Statement on Form S-8 covering such securities of the Buyer so determined by the Buyer,

6.11        8-K and Super 8-K. On or before 5:30 p.m., New York City time, on the second Business Day after this Agreement has been executed, Buyer shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement in the form required by the Exchange Act and attaching the material transaction documents (including, without limitation, this Agreement, the “8-K Filing”). On or before 5:30 p.m., New York City time, on the second Business Day after the Closing, Buyer shall file the Super 8-K.

Article VII

CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

7.1         Conditions to Obligations of Buyer. Each and all of the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions, except to the extent that Buyer may waive any one or more thereof in its sole discretion:

(a)           Representations and Warranties. Any representations and warranties of the Seller in this Agreement and the Related Documents as of the Closing Date shall be true and complete in all material respects, disregarding for this purpose any qualification or exception for, or reference to, materiality or Material Adverse Effect in any such representation or warranty, at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date and time.

(b)           Covenants and Conditions. The Seller shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)           Deliveries. The Seller shall have made or cause to be made, or stand willing and able to make or cause to be made, all the deliveries to Buyer set forth in Section 8.2 hereof.

(d)           Adverse Change. Except as disclosed in any SEC filings made by the Buyer and/or on Schedule 7.1(d) hereto, since December 31, 2014, there shall not have occurred a Material Adverse Effect.

(e)           Good and Marketable Title to Stock. At Closing (i) the title of the Seller to the Stock will be free and clear of all Encumbrances and (ii) the title to all of the Stock will be transferred to Buyer, free and clear of all Encumbrances.

(f)           No Adverse Proceedings. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or, to the Knowledge of the Seller, threatened against Seller or the Company wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded, or which could reasonably be expected to materially adversely affect the right of Buyer to own and exercise all rights under the Stock, or to materially adversely affect the Assets or the Business operations (financial or otherwise) of the Company.

(g)           Consents. All Consents shall have been obtained and copies shall have been delivered to Buyer.

(h)           Regulatory Approvals. All authorizations, approvals, orders, licenses, certificates and permits as may be required to permit the consummation of the transactions contemplated hereby and the transfer of any and all Licenses necessary for Buyer to operate the Business after the Closing shall have been obtained, shall remain in full force and effect and shall be reasonably satisfactory in form and substance to Buyer and its counsel.

7.2          Conditions to Obligations of Seller. Each and all of the obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions, except to the extent that Seller may waive one or more thereof:

(a)           Representations and Warranties. Any representations and warranties of Buyer contained in this Agreement and the Related Documents shall be true and complete in all material respects as of the Closing Date, disregarding for this purpose any qualification or exception for, or reference to, materiality in any such representation or warranty, at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date and time.

(b)           Covenants and Conditions. Buyer shall have in all material respects performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           Deliveries. Buyer shall have made or cause to be made, or stand willing and able to make or cause to be made, all the deliveries set forth in Section 8.3 hereof.

(d)           Preferred Stock. Buyer shall have delivered to Seller any outstanding preferred stock of Buyer, along with executed stock powers providing for the transfer of such preferred stock to Seller.

(e)           Litigation. Buyer shall have resolved, to Seller’s sole satisfaction, all outstanding, pending, or threatened litigation to which Buyer is a party.

(f)           No Adverse Proceeding. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or, to the Knowledge of Buyer, threatened against Buyer wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

Article VIII

CLOSING AND CLOSING DELIVERIES

8.1          Closing. Subject to Article IX hereof, the Closing shall take place within three (3) days following the satisfaction or waiver by Buyer and Seller, in their respective sole discretion, of all of the conditions to Closing set forth in Article VII hereof, but not later than the Final Termination Date, or such other time, place and date as may be mutually agreed upon by the parties hereto (the “Closing Date”). Buyer shall notify Seller of the Closing Date not less than three (3) days before the Closing Date.

8.2          Deliveries by the Company and Seller. Prior to or on the Closing Date, the Company and the Seller shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)           Transfer of Stock. Certificate(s) representing the Stock duly endorsed in blank for transfer, which Stock shall constitute 100 percent of the issued and outstanding capital stock of the Company on the Closing Date, along with any assignments, stock powers or other transfer documents reasonably satisfactory to Buyer and its counsel;

(b)           Good Standing. A certificate of Good Standing of Seller, issued by the secretary of state of the state of incorporation of Seller dated within 5 business days from Closing; and

(c)           Scott Silverman, a current officer and director of the Buyer (the “Officer”) shall have tendered his resignation and offered a consulting agreement (the “Consulting Agreement”) with the Buyer on terms and conditions mutually agreeable to the Buyer (as determined by the Seller) and Officer;

(d)           Other. Duly executed copies of all other deeds, endorsements, assignments, consents and instruments as, in the opinion of Buyer’s counsel, are necessary to transfer the Stock and carry out all other transactions contemplated by this Agreement.

8.3         Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver or cause to be delivered to Seller the following, in form and substance reasonably satisfactory to Seller:

(a)           Cash Payments. The Cash Payments;

(b)           Unit One. Certificates of Designation for Unit One, in the form attached here to as Exhibit A, stamped with evidence that it has been filed with the secretary of state of the State of Florida, along with a certificate evidencing Unit One, issued to Seller at the Closing;

•             Goldenshare. The Goldenshare, in the form of Exhibit B hereto, duly executed by Buyer;

•             Unit Two. Certificate of Designation for Unit Two, in the form attached here to as Exhibit C, stamped with evidence that it has been filed with the secretary of state of the State of Florida, along with a certificate evidencing Unit Two, issued to Scott R. Silverman at the Closing;

(c)           Buyer’s Certificate. A certificate, dated as of the Closing Date, executed by an officer of Buyer, which states that the warranties and representations made by Buyer on the date that Agreement is executed continue to be true in all material respects as of the Closing Date in accordance with Section 7.2(a); and that Buyer shall have performed and complied, in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed by it as of the Closing Date, in accordance with Section 7.2(b);

(d)           Officer’s Certificate. A certificate, dated as of the Closing Date, executed by the Chief Executive Officer of Buyer, certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s board of directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

(e)           Good Standing. A certificate of Good Standing of Buyer issued by the secretary of state of Florida dated within five (5) business days prior to the Closing Date;

(f)           Pay-Off Letters and UCC-3 Termination Statements. Pay-off letters from lenders and related UCC-3 Termination Statements terminating any outstanding Encumbrances on the Assets of Buyer, that will be terminated at the Closing;

(g)           Conversion of Debt. Any outstanding debt of Buyer existing immediately prior to the Closing shall either be cancelled or converted into Common Stock of the Buyer, which such Common Stock shall be subject to a 180 day lockup period during which time sales of such Common Stock are prohibited;

(h)           Resignations. Resignations of all current directors and officers of Buyer, effective as of the Closing; and

(i)           Other. Duly executed copies of all other instruments and documents as, in the reasonable opinion of Seller’s counsel, are necessary to carry out all other transactions contemplated by this Agreement.

Article IX

TERMINATION

9.1          Termination. This Agreement may be terminated by Seller or Buyer, if the terminating party is not then in breach of any material obligation under this Agreement (provided that Section 6.6 will continue in full force and effect), on written notice to the other at any time prior to Closing as follows:

(a)           by mutual consent of Buyer and the Seller;

(b)           by Buyer, if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by the Seller (or by the Company in the case of a covenant by the Seller to cause the Company to take or refrain from taking an action) set forth in this Agreement, the Related Documents or the Schedules and Exhibits hereto, which has not been cured or waived within five (5) business days after written notification thereof by Buyer to the Seller;

(c)           by the Seller, if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by Buyer set forth in this Agreement, the Related Documents, or the Schedules and Exhibits hereto, which has not been cured or waived within five (5) business days after written notification thereof by the Seller to Buyer;

(d)           by either Buyer or the Seller by notice to the other party if the Closing shall not have been consummated on or before [        ], 2015 (the “Final Termination Date”), unless extended by written agreement of Buyer and the Seller.

9.2          Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become of no further force and effect, except that the covenants and agreements set forth in Sections 6.1, 6.6, 9.2, 9.3 and 11.9 shall survive such termination indefinitely, and except that nothing in Section 9.1 or this Section 9.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

9.3           Specific Performance. The parties recognize that in the event the Buyer should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Seller shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement.

    Article X

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

10.1        Survival. Any representations and warranties contained in this Agreement or in any Related Document delivered pursuant hereto shall survive the Closing and shall be fully effective and enforceable for a period of two (2) years following the Closing Date (unless a different period is specifically assigned thereto in this Agreement), but shall thereafter be of no further force or effect, except as they relate to claims for indemnification and director and officer liability insurance timely made pursuant to this Article X; Any claim for indemnification asserted in writing before the two year anniversary of the Closing Date or the other applicable survival period set forth in this Section 10.1 shall survive until resolved or judicially determined.

10.2        Indemnification.

(a)           Indemnification by Seller and the Company. Subject to the limitations and the provisions set forth in this Agreement, Seller and the Company shall jointly and severally indemnify and hold harmless Buyer and its officers, directors and Affiliates at the time of Closing from and against any and all loss, damage, expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys’ fees or other expenses for investigating and defending), suits, action, claim, liability or obligation (collectively, “Damages”) related to, caused by or arising from: (i) any misrepresentation or breach of any representation or warranty contained herein or in any Related Document by the Company or Seller; (ii) the failure to fulfill any covenant or agreement contained herein or in any Related Document by the Company or Seller; (iii) third party claims arising in breach of contract, breach of warranty, product liability, unfair competition, personal or other injury, tort or infringement of property rights of others or other third party claims, in each case which claim is with respect to any and all activities of the Company, Seller or any Affiliate thereof in connection with the conduct of the Business on or prior to the Closing Date; and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees, in enforcing this indemnity against the Seller.

(b)           Indemnification by Buyer. Subject to the limitations and provisions set forth in this Agreement, Buyer shall indemnify and hold harmless the Seller against any Damages related to, caused by or arising from: (i) any misrepresentation, breach of any representation or warranty, or failure to fulfill any covenant or agreement contained herein or in any Related Document by Buyer; (ii) any and all liabilities and obligations of the Company, or arising out of or related to the ownership of the Assets after the Closing Date; (iii) third party claims arising in breach of contract, breach of warranty, product liability, unfair competition, personal or other injury, tort or infringement of property rights of others or other third party claims, in each case which claim is with respect to any and all activities of the Company, Buyer or any Affiliate thereof in connection with the conduct of the Business after the Closing Date; and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees, in enforcing this indemnity against Buyer.

(c)           Tax Damages. The calculation of, and the liability for, Damages related to Taxes shall be governed solely by Section 6.5 and Sections 10.2, 10.3, 10.4, 10.5 and 10.7, but only to the extent such latter sections are not inconsistent with specific provisions of Section 6.5.

10.3          Notice of Claims. Any party seeking indemnification shall give prompt written notice to the indemnifying party of the facts and circumstances giving rise to the claim (the “Notice”) for which such indemnified party intends to assert a right to indemnification under this Agreement (“Claims”). Failure to give Notice shall not relieve any indemnifying party of any obligations which the indemnifying party may have to the indemnified party under this Article X, except to the extent that such failure has prejudiced the indemnifying party under the provisions for indemnification contained in this Agreement. The indemnifying party shall reimburse an indemnified party promptly after delivery of a Notice certifying that the indemnified party has incurred Damages after compliance with the terms of this Article X; provided, however, the party receiving the Notice shall have the option to contest any such Damages or its obligations to indemnify therefor in accordance with the terms of this Agreement, at such party’s own cost and expense. Such option shall be exercised by the giving of notice by the exercising party to the other party within twenty (20) days of receipt of a Notice. If the parties do not agree upon the amount of Damages, the party seeking indemnification may seek appropriate legal remedy in accordance with this Agreement.

10.4          Limitations on Indemnification Obligation. The Seller shall not be liable for indemnification to Buyer under Sections 10.2(a)(i), and Buyer shall not be liable for indemnification to the Seller under Section 10.2(b)(i), under this Agreement until the aggregate amount of all Claims of Buyer or the Seller under Sections 10.2(a)(i) or 10.2(b)(i), as the case may be, exceeds Five Thousand Dollars ($5,000) (the “Threshold Amount”), at which time Buyer or the Seller, as the case may be, shall be entitled to recover the aggregate amount of all Claims, including the Threshold Amount. Buyer shall provide the Seller, and the Seller shall provide Buyer, with Notice of all Claims included in the Threshold Amount. The maximum liability of Buyer or the Seller under this Agreement for indemnification obligations under Sections 10.2(a)(i) or 10.2(b)(i), as the case may be, shall not exceed the Purchase Price (such maximum liability amount, the “Cap”). Notwithstanding the foregoing, the Threshold Amount and the Cap shall not apply: (i) in the event of fraud or willful misrepresentation by the indemnifying party; or (ii) to indemnification obligations for Damages in connection with a breach of any covenants of the Company or the Seller, including, without limitation, 6.55 (“Tax Covenants”) and 6.7 (“Confidentiality Obligations”). For the sole purpose of calculating the amount of monetary damages that Buyer may be entitled to under this Article X (as opposed to determining if there has been a breach of a representation or warranty), the representations and warranties of the Company and the Seller shall not be deemed qualified by any references to materiality, Material Adverse Effect or Knowledge. All indemnification payments under Section 10.2 shall be deemed adjustments to the Purchase Price.

10.5         Assumption and Defense of Third-Party Action. If any Claim by Buyer or the Seller hereunder arises out of a claim by a third party (a “Third-Party Claim”), the indemnifying party shall have the right, at its own expense and upon written notice to the indemnified party of its intent to do so within twenty (20) days of the Notice, to participate in or assume control of the defense of the Third-Party Claim, with counsel reasonably satisfactory to the indemnified party, and to settle or compromise any such Third-Party Claim; provided, however, that such settlement or compromise shall be effected only with the consent of the indemnified party, which consent shall not be unreasonably withheld. The indemnified party shall have the right to employ counsel to represent it if, in its reasonable judgment, it is advisable for it to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the indemnified party. The indemnified party shall have the right to control the defense of any Third-Party Claim, notwithstanding the indemnifying party’s election to control the defense, if it notifies the indemnifying party that it is assuming the defense of such Claim and that the indemnifying party is relieved of its obligations to the claimant with respect to such Third-Party Claim and to the indemnified party, whereupon the indemnifying party shall be relieved of its obligations under this Article X with respect to such Third-Party Claim. Except as provided in the preceding sentences, if the indemnifying party does not elect to assume control of the defense of any Third-Party Claim, the indemnifying party shall be bound by the results obtained by the indemnified party with respect to such Third-Party Claim. The indemnifying party agrees to render such assistance as may reasonably be requested in order to insure the proper and adequate defense of any Third-Party Claim. It is expressly agreed and understood that any defense by the indemnifying party of any Third-Party Claims affecting or involving the Business shall not be conducted in a manner which adversely affects or impairs the value or usefulness of the Business, the Assets or the Stock.

10.6         No Personal Liability of Buyer Persons. No officer, director, employee, advisor of the Buyer shall have any personal liability to the Company and/or the Seller, absent a determination by a court of competent jurisdiction after the time for all appeals has concluded that any such persons acted with intentional misconduct and/or gross negligence and caused damages of no less than $50,000.

10.7         Remedies Exclusive. The remedies provided in Section 10.2, subject to the limitations set forth in this Article X, and except for the remedy of specific performance where otherwise set forth in this Agreement, shall be the exclusive remedy available for any breach of a representation, warranty, covenant, or other agreement contained in this Agreement; provided, however, that nothing herein shall limit the rights of the parties to seek any remedy based upon fraud or criminal misconduct.

Article XI

MISCELLANEOUS

11.1         Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested or sent by telecopy, (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or, in the case of a telecopy, upon receipt thereof if received during normal business hours and otherwise on the next business day and (iv) addressed as follows:

If to the Company or the Seller:

The Brace Shop, LLC
6560 W. Rogers Circle, Suite 19
Boca Raton, FL 33487
Attn.: President
Telecopy No.:

With a copy to:

Pryor Cashman LLP
7 Times Square
New York, NY 10036
Attn.: M. Ali Panjwani, Esq.
Telecopy No.: (212) 798-6319

If to Buyer:

VeriTeQ Corporation
3333 S. Congress Street, Suite 401
Delray Beach, FL 33445
Attn.: Chief Executive Officer
Facsimile:

With a copy to:

Gusrae Kaplan Nusbaum PLLC
120 Wall Street
New York, NY 10005
Attn.: Lawrence G. Nusbaum, Esq.
Facsimile: (212) 809-5449

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.1.

11.2         Benefit and Binding Effect. Neither Buyer nor the Seller may assign this Agreement without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective successors or assigns any rights or remedies under or by reason of this Agreement.

11.3         Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

11.4         Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

11.5        Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

11.6        Entire Agreement. This Agreement, all Schedules and Exhibits hereto and all documents, writings, instruments and certificates delivered or to be delivered by the parties pursuant hereto collectively represent the sole and entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. All Schedules and Exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, as if fully set forth herein. This Agreement supersedes all prior negotiations and understandings between Buyer and Seller whatsoever with respect to the subject matter hereof, and all letters of intent and other writings relating to such negotiations and understandings.

11.7        Amendment. This Agreement shall not be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

11.8        Severability. If in any jurisdiction any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or held unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable Law of such jurisdiction as it shall then appear.

11.9        Governing Law; Consent to Jurisdiction.

(a)           The parties acknowledge and agree that this Agreement constitutes a contract pertaining to a transaction covering in the aggregate not less than $1,000,000 and that their choice of law and choice of jurisdiction specified below have been made pursuant to and in accordance with Sections 5-1401 and 5-1402, respectively, of the New York General Obligations Law. Accordingly, the parties acknowledge and agree that this Agreement and all matters related thereto shall be governed by the laws of the State of New York, as to all matters including matters of validity, construction, effect, performance and liability, without consideration of conflicts of laws provisions contained therein, and any New York State or Federal Court sitting in New York County shall have exclusive jurisdiction of all disputes with respect to an alleged breach of any representation, warranty, agreement or covenant of this Agreement, including, but not limited to, any dispute relating to the construction or interpretation of the rights and obligations of any party.

(b)           The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State or Federal court sitting in New York County in any action or proceeding commenced by the other party or to which such party is a party arising out of or relating to this Agreement or any Related Document or any transaction contemplated hereby or thereby. The parties hereby irrevocably waive, to the fullest extent they may effectively do so under applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties also irrevocably and unconditionally consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process by overnight courier to such party and its counsel at their respective addresses specified in Section 11.1. The parties further irrevocably and unconditionally agree that a final judgment in any such action or proceeding (after exhaustion of all appeals or expiration of the time for appeal) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.10     Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right.

11.11     Further Assurances and Consents. From time to time after the Closing Date, without further consideration, the Seller and Buyer shall use reasonable efforts, to cooperate with the other party or parties to obtain any necessary third party consents or approvals to the assignment to Buyer of any contracts, leases, licenses and permits included in the Assets.

[remainder of page intentionally left blank; signature page follows]

This Agreement has been executed by the parties hereto as of the date first above written.

BUYER:

VERITEQ CORPORATION

By:	/s/ Scott Silverman
Name: Scott Silverman
Title: Chief Executive Officer

COMPANY:

THE BRACE SHOP, LLC

By:	/s/ Lynne Shapiro
Name: Lynne Shapiro
Title: CEO

SELLER:

By:	/s/ Lynne Shapiro
Lynne Shapiro

[Signature Page to Stock Purchase Agreement]